EXHIBIT 2.2





                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 TECHALT, INC.,

                            TECHALT ACQUISITION, INC.

                                       AND

                              CYPHER WIRELESS, INC.






                          DATED AS OF February 17, 2006





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                      AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 17, 2006 among TechAlt, Inc., a Nevada corporation ("PARENT"), TechAlt Acquisition, Inc., a Washington corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Cypher Wireless, Inc., a Washington corporation (the "COMPANY").

                                    RECITALS

      A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the Nevada General Corporation Law ("NEVADA LAW") and the Revised Code of Washington ("WASHINGTON LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

      B. Immediately upon the Effective Date (as defined in Section 1.2) of the Merger (as defined herein), the Board of Directors of Parent (as the combined company resulting from such business combination transaction) will consist of three (3) members, with designees of the Company, as set forth herein, to hold such one (1) seat. The Board of Directors will consist of David Otto and an additional Parent appointee and the Company shall have the right to appoint, subject to the approval of Parent, one (1) representative to serve on the Board of Directors of Parent and shall take all necessary actions to appoint a Parent designee to Company's board, whereupon all of Company's board of directors shall resign. It is also contemplated that the senior management of the Parent will continue to operate the current business of Parent. Company shall, subject to the approval of Parent, initially maintain its internal management structure to the extent not in conflict with the management of Parent.

      C. The Board of Directors of the Parent has determined that the Company will become a wholly owned subsidiary of Parent and Company will change its name to "TechAlt Security Technologies, Inc."

      D. The Board of Directors of the Parent hereby acknowledges the debt of the Company including but not limited to, the debt Company has incurred with the Internal Revenue Service. The Board of Directors of the Parent recognizes the need to facilitate the settlement of this debt for the future success of gaining and maintaining government contracts.

      E. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

      F. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Parent vote to approve the issuance of shares of Parent Common Stock (as defined herein) to the stockholders of the Company pursuant to the terms of the Merger.

      G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").


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         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

      1.1 The Merger. At the Effective Date (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement applicable subsequent to the Effective Date, and the applicable provisions of Washington Law and Nevada Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent, whom will remain in control. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2 Effective Date; Closing. The Merger shall be closed upon the mutual execution of this Agreement (the "EFFECTIVE DATE") subject to the obligations created by this Agreement to the extent that such are required to be met as of this Effective Date. Additionally, following the Effective Date this Agreement creates conditions subsequent to the Merger that the parties hereto are obligated to meet within twelve (12) months from Effective Date unless otherwise extended beyond twelve (12) months by mutual, written agreement of the parties. The right of either the Parent or the Company to unwind the Merger, which right shall be pursuant to material failure of the other party to meet the conditions of this Agreement, and thereby discontinue the parent-subsidiary relationship shall become irrevocably waived if not exercised within the time or upon the date which is twelve (12) months following the Effective Date (which date shall be referred to as the "WAIVER DATE"). Additionally, within seven (7) seven following the Effective Date, the parties hereto also agree to confirm the consummation of the Merger by filing a Certificate of Merger on the preprinted form of Certificate of Merger required by the Secretary of State of the State of Nevada and that of Washington (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Nevada and that of Washington, respectively, in accordance with the relevant provisions of Nevada Law and Washington Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger). EFFECTIVE DATE. Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of The Otto Law Group, PLLC at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE"), which shall fall on the same day as the Effective Date.

      1.3 Conditions of the Merger.

            (a) The parties agree that the Waiver Date shall be conditioned upon a firm commitment for a financing of not less than two million dollars ($2,000,000), which shall be allocated at the discretion of the Board of Directors of Parent to fund, in principal part, the expansion of the operations of Company;

            (b) The parties further agree that the as a condition subsequent to this Agreement and to be met prior to the Waiver Date, the parties hereto shall resolve the existing debt and material liabilities of Company and Parent in a manner acceptable to the Parent and the Company;

      1.4 Effect of the Merger. At the Effective Date, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law and Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall conditionally vest in the Surviving Corporation as consistent with its parent-subsidiary relationship, and the context of the parent-subsidiary relationship all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.



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      1.5 Articles of Incorporation; Bylaws.

            (a) At the Effective Date, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Date, shall remain the Articles of Incorporation of the Parent Corporation and the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Company to the extent that they are not in conflict with the Articles of Incorporation of the Parent, action of the Board of Directors of the Parent, or with this Agreement, and as soon as practicable thereafter the Articles of Incorporation of the Surviving Corporation shall be amended consistent with the forgoing and as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that the name of the Company in its Articles of Incorporation shall be changed concurrent with the Effective Date to be named "TechAlt Security Technologies, Inc." in its Articles of Incorporation in the State of Washington.

            (b) The Bylaws of the Parent, as in effect immediately prior to the Effective Date, shall remain, at the Effective Date, the Bylaws of the Parent until thereafter amended as necessary and consistent with this Agreement. The Bylaws of the Company, as in effect immediately prior to the Effective Date, shall be, at the Effective Date, the Bylaws of the Surviving Corporation until thereafter amended as necessary and consistent with the Bylaws of the Parent.

      1.6 Directors and Officers. As soon as practicable after the Effective Date, the Board of Directors of Parent shall consist of David Otto (who shall act as Chairman), an additional TechAlt appointee, and Company shall have the right to appoint, subject to the approval of Parent, one (1) representative to serve on the Board of Directors of Parent. In addition, at the Effective Date, the Board of Directors of the Surviving Corporation shall take all necessary actions to appoint a Parent designee to Company's board, whereupon all of Company's board of directors shall resign. The parties acknowledge that Company shall, subject to the approval of Parent, initially maintain its internal management structure to the extent not in conflict with the management of Parent.

      1.7 Effect on Capital Stock. At the Effective Date, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

            (a) Conversion of Company Stock. COMPANY STOCKEffective DateCompany StockCompany StockEffective DateCompany StockEffective DateThe Parent and Company hereby agree that the Company shall have no outstanding preferred stock as of the Effective date of the Merger.

            (b) Parent Common Stock Ownership. It is understood and agreed by the parties that the aggregate number of shares of Parent Common Stock issuable to the Company shareholders by virtue conversion of the shares of preferred stock referenced in Section 1.7(a) hereof and Parent Common Stock issued as consideration for the Merger, and based on an exchange ratio of Company common stock ("Company Stock") for Parent Common Stock that shall be approximately 1 for .144 (fourteen point four) (the "Exchange Ratio") and amount to approximately 7,197,056 shares of Parent Common Stock, which the Parent and Company hereby acknowledge and agree to value at a price of $1.00 per share , subject to adjustments for additional performance based incentives, upon which the parties shall agree as a condition subsequent to this Merger, and upon the exercise of vested warrants and convertible rights within the Parent to the extent that the adjustment does not violate such existing exercise or conversion rights (, for the avoidance of doubt, the above reference exchange ratio assumes that all outstanding securities exercisable for, or convertible into, shares of Company Stock have been so exercised or converted, and that all of the Company Stock Options have been exercised), as adjusted to appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Stock occurring on or after the date hereof and prior to the Effective Date. The parties agree that Parent Common Stock issued in consideration of this Merger , including that issued in subsequent adjustments as stated above, shall be included on a registration statement filed with the SEC, such that the Parent agrees not to file a registration statement with the SEC, other than on Form 10, Form S-4 (except for a public reoffering or resale) or Form S-8 without first having registered (or simultaneous registering) the Parent Common stock issued hereunder.


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            (c) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be additionally adjusted (such adjustment to be subject to the consent of the Company, which shall not be unreasonably withheld) to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common StockCompany Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Stock occurring on or after the Effective Date.

            (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent, in the sole discretion of Parent, either the nearest whole share of Common Stock greater than any fraction of a share of Common Stock that any stockholder would otherwise receive, or an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of one share of Parent Common Stock on the trading day immediately prior to the Effective Date, as reported on the Over-the-Counter Bulletin Board ("OTCBB").

            (f) Reserved Stock Earn-Out. In addition to the issuance of stock in consideration of this Merger, as set forth in Section 1.7(b), above, Parent agrees to reserve 2,284,779 shares, subject to adjustments consistent with
Section 1.7(b) above, for issuance to the Company based upon performance goals, to be determined by the Company and the Board of Directors of Parent, and issued for the purpose of reduction of liabilities against the intellectual property assets of the Company bas described in Section 2(b) of the Asset Acquisition Agreement between Cypher Wireless Incorporated and Ascentry Technologies Incorporated, dated February 17, 2006.

      1.8 Surrender of Certificates.

            (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

            (b) Parent to Provide Common Stock. As soon as practicable after the Effective Date, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, certificates representing the shares of Parent Common Stock issuable in exchange for outstanding shares of Company Stock.


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            (c) Exchange Procedures. As soon as practicable after the Effective
Date, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Date) a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Date represented outstanding shares of Company Stock whose shares were converted into the right to receive shares of Parent Common Stock on a one to two basis, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefore certificates representing the number of whole shares of Parent Common Stock and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Date, for all corporate purposes to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Stock shall have been so converted.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Date will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange hereof and, subject to applicable law, the amount of any such dividends or other distributions with a record date after the Effective Date payable with respect to such whole shares of Parent Common Stock.

            (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.9 No Further Ownership Rights in the Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of the Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Date. If after the Effective Date Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.


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      1.10 Appraisal Rights.

            (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Nevada Law and who, as of the Effective Date, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive that number of shares of Parent Common Stock (including any cash in lieu of fractional shares) that such holder is entitled to receive in the Merger, but the holder thereof shall only be entitled to such rights as are granted by Nevada Law.

            (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of the Effective Date and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive that number of shares of Parent Common Stock, plus any cash in lieu of fractional shares, upon surrender of the certificate representing such shares.

            (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Nevada Law and Washington Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to any such demands or offer to settle or settle any such demands. Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property will be provided by Merger Sub.

      1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.12 Tax and Accounting Consequences.

            (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

            (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

      1.13 Taking of Necessary Action, Further Action. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.


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                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub as follows:

      2.1 Organization of the Company.

            (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the Company.

            (b) The Company has delivered to Parent a true and complete list of all of the Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and listing the shareholders of each such subsidiary and the number of shares held by each such shareholder.

            (c) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

            (d) When used in connection with the Company, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the homeland security and related industries as a whole, which conditions (in the case of clause (i) or (ii)) do not affect the Company in a disproportionate manner) or (iii) conditions that in the good faith judgment of the Company's Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.

      2.2 Company Capital Structure.

            (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which there were 50,000,000 shares issued and outstanding as of the date of this Agreement. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound.


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      2.3 Obligations With Respect to Capital Stock. Except as set forth in
Article 2.2(a) herein, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2(a), there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings (except for the Company Voting Agreements) with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      2.4 Authority.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Washington Law and Nevada Law. Votes of the holders of a majority of the outstanding shares of Company Stock is required for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 2.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected. The Company Schedules list all material consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.


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            (b) No consent, approval, order or authorization of, or
registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and with the State of Washington, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Merger.

      2.5 Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) of the Company (the "THE COMPANY FINANCIALS"), (x) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, and (y) fairly presented the consolidated financial position of the Company and its subsidiaries as of and at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company as of the end of its most recent fiscal year and, if the most recent fiscal year ended more than 90 days before the date of this Agreement, the most recent fiscal quarter, is hereinafter referred to as the "THE COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

      2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Company IP Rights (as defined in Section 2.7) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

      2.7 Intellectual Property.

            (a) To the knowledge of the Company, the Company and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "COMPANY IP RIGHTS").

            (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Company IP Rights to which the Company or any subsidiary of the Company is a party or by which, to its knowledge, it is bound or affected, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Company IP Rights or materially impair the right of the Company, the Surviving Corporation or Parent to use, sell or license any the Company IP Rights or portion thereof.

            (c) To the knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its subsidiaries does not violate any license or agreement between the Company or any of its subsidiaries and any third party nor infringe any intellectual property right of any other party.

            (d) There is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any the Company IP Rights, nor has the Company received any written notice asserting that any the Company IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

            (e) The Company has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of, and its proprietary rights in, all the Company IP Rights.

      2.8 Compliance; Permits; Restrictions.

            (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

            (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

            (c) The Company has no knowledge of any pending regulatory action of any sort against the Company, or any contract manufacturer (a "CONTRACT MANUFACTURER"), of certain of the Company's products by any regulatory agency or any other duly authorized governmental authority which regulates the homeland security and related industries in any jurisdiction which could have a Material Adverse Effect on the Company or in any material way limit or restrict the ability of the Company to market its existing products.

      2.9 Litigation. There is no pending or, to the knowledge of the Company, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its subsidiaries which reasonably would be likely to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. As a condition subsequent to the Effective Date and to be met prior to the Waiver Date, the Company shall promptly disclose to Parent all pending litigation including, to the knowledge of the Company, any action, suit, proceeding, claim, arbitration or investigation pending that arises prior to the Waiver Date.

      2.10 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.11 Agreements, Contracts and Commitments. Except as set forth n the attached Schedule A, neither the Company nor any of its subsidiaries is a party to or is bound by:

            (a) Any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation;

            (b) Any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) Any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors;

            (d) Any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

            (e) Any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

            (f) Any material joint marketing or development agreement.

      Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined herein), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound of the type described in clauses
(a) through (f) above (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

      2.12 Change of Control Payments. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Company as a result of or in connection with the Merger.

      2.13 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders, (ii) to propose this Agreement for approval and adoption by the Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company as follows:

      3.1 Organization of Parent.

            (a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on Parent.

            (b) Parent has delivered to the Company a true and complete list of all of Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and listing the shareholders of each such subsidiary and the number of shares held by each such shareholder.

            (c) Parent has delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Parent is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

            (d) When used in connection with Parent, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the homeland security and related industries as a whole, as a whole, which conditions (in the case of clause (i) or (ii)) do not affect Parent in a disproportionate manner), or (iii) conditions that in the good faith judgment of Parent's Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.

      3.2 Parent and Merger Sub Capital Structure.

            (a) The authorized capital stock of Parent consists of 500,000,000 shares of Common Stock, par value $.001 per share, of which all or substantially all of such 13,365,962 shares of common stock are issued and outstanding as of the date of this Agreement and 100,000,000 shares of Preferred Stock, par value $.001 per share, of which 4,632,520 shares are issued or outstanding as of the date of this Agreement. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. The authorized capital stock of Merger Sub consists of one share of Common Stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed with an effective date of February 25, 2006, for the purpose of consummating the Merger, has no material assets or liabilities except as necessary for such purpose and has not, and prior to the Effective Date will not have, conducted any business except as necessary for such purpose.

            (b) As of the date of this Agreement, Parent had reserved an aggregate of 20,000,000 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent's 2005 Stock Option Plan, as amended, under which options are outstanding for an aggregate of 2,845,000 shares of Common Stock (the "PARENT STOCK OPTION PLAN."). Stock options granted pursuant to the Parent Stock Option Plan are referred to in this Agreement as "PARENT STOCK OPTIONS.") Parent has made available to the Company accurate and complete copies of the Parent Stock Option Plan and the forms of all agreements evidencing the Parent Stock Options. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Stock Option as a result of the Merger.

      3.3 Obligations With Respect to Capital Stock. Except as otherwise disclosed in its annual and quarterly reports as filed with the SEC, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      3.4 Authority.

            (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Nevada Law and the approval by Parent's shareholders of the issuance of shares of Parent Common Stock issuable under the terms of the Merger. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is required for Parent's shareholders to approve the issuance of shares of Parent Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Parent's other subsidiaries, (ii) subject to obtaining the approval of Parent's shareholders of the issuance of shares of Parent Common Stock by virtue of the Merger and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent (or Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 3.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent (including Merger Sub) is a party or by which Parent or its or any of its respective properties are bound or affected. The Parent Schedules list all material consents, waivers and approvals under any of Parent's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

            (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to Parent or the Company or have a material adverse effect on the ability of the parties to consummate the Merger.

      3.5 Parent SEC Filings; Parent Financial Statements.

            (a) Parent has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since inception, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (z) fairly presented the financial position of Parent as at the respective dates thereof and the results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of December 31, 2005 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities
(i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

      3.6 Absence of Certain Changes or Events. Since the date of Parent Balance Sheet there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Parent's capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Parent IP Rights (as defined in Section 3.8) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

      3.7 Tax.

            (a) Tax Returns and Audits.

                  (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

                  (ii) Parent and each of its subsidiaries as of the Effective Date will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, FICA, FUTA and other Taxes required to be withheld.

                  (iii) Parent has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) No audit or other examination of any Return of Parent is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

                  (v) No adjustment relating to any Returns filed by Parent has been proposed formally or informally by any Tax authority to Parent or any representative thereof and, to the knowledge of Parent, no basis exists for any such adjustment which would be material to Parent.

                  (vi) Parent has no liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, and the Company has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet.

                  (vii) None of Parent's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

                  (ix) Parent has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

                  (x) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by Parent.

                  (xii) Parent is not, nor has it been, a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

                  (xiii) The Parent Schedules list (y) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Parent has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (z) any expatriate tax programs or policies affecting Parent. Each of Parent and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

      3.8 Intellectual Property.

            (a) To the knowledge of Parent, the Parent and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "PARENT IP Rights").

            (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Parent IP Rights to which the Parent or any subsidiary of the Parent is a party or by which, to its knowledge, it is bound or affected, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent IP Rights or materially impair the right of Parent, the Surviving Corporation or the Company to use, sell or license any Parent IP Rights or portion thereof.

            (c) To the knowledge of Parent, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Parent does not violate any license or agreement between Parent and any third party or infringe any intellectual property right of any other party.

            (d) There is no pending or, to the knowledge of Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights, nor has Parent received any written notice asserting that any Parent IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

            (e) Parent has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of, and its proprietary rights in, all Parent IP Rights.

      3.9 Compliance; Permits; Restrictions.

            (a) Parent is not, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent or any of its is bound or affected, or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, threatened against Parent, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted.

            (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Parent (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

            (c) Related Matters. The Parent has no knowledge of any pending regulatory action of any sort against the Parent by any regulatory agency or any other duly authorized governmental authority which regulates the homeland security and/or related industries which could have a Material Adverse Effect on the Parent, or in any material way limit or restrict the ability of the Parent to market its existing products.

      3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent which reasonably would be likely to be material to Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

      3.11 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.12 Employee Benefit Plans and Employment Matters.

            (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "PARENT EMPLOYEE PLAN" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Parent Employee;

                  (ii) "PARENT EMPLOYEE" means any current, former, or retired employee, officer, or director of Parent or any Affiliate;

                  (iii) "PARENT EMPLOYEE AGREEMENT" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Parent or any Affiliate and any Employee or consultant;

                  (iv) "PARENT PENSION PLAN" means each Parent Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) Schedule. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Company in writing, or as required by this Agreement), or to enter into any Parent Employee Plan or Parent Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

            (c) Documents. Parent has provided to the Company: (i) correct and complete copies of all documents embodying each Parent Employee Plan and each Parent Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; (vii) all material written agreements and contracts relating to each Parent Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Parent Employee relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Parent; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

            (d) Parent Employee Plan Compliance. (i) Parent has, to its knowledge, performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) to Parent's knowledge, there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Date in accordance with its terms, without liability to Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) to Parent's knowledge, there are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vii) to Parent's knowledge, neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

            (e) Parent Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Parent Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

            (f) Parent Multiemployer Plans. At no time has Parent contributed to or been requested to contribute to any Parent Multiemployer Plan.

            (g) No Post-Employment Obligations. No Parent Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

            (h) Health Care Continuation Obligations. Neither Parent nor any Affiliate has, prior to the Effective Date, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

            (i) Effect of Transaction.

                  (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

                  (ii) No payment or benefit which will or may be made by Parent or its Affiliates with respect to any Parent Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

            (j) Employment Matters. To Parent's knowledge, Parent (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Parent under any worker's compensation policy or long-term disability policy. To Parent's knowledge, no Parent Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Parent and disclosing to Parent or using trade secrets or proprietary information of any other person or entity.

      3.13 Absence of Liens and Encumbrances. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent.

      3.14 Labor Matters. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not have knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent. Parent and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, WARN or any similar state or local law).

      3.15 Agreements, Contracts and Commitments. Except as otherwise disclosed, Parent is not a party to or is bound by:


            (a) Any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Parent's Board of Directors, other than those that are terminable by Parent on no more than thirty days notice without liability or financial obligation;

            (b) Any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) Any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Parent and any of its officers or directors;

            (d) Any agreement, contract or commitment containing any covenant limiting the freedom of Parent to engage in any line of business or compete with any person or granting any exclusive distribution rights;

            (e) Any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

            (f) Any material joint marketing or development agreement. Parent, nor to Parent's knowledge any other party to a Parent Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Parent.

      3.16 Change of Control Payments. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of Parent as a result of or in connection with the Merger.

      3.17 Board Approval. The Board of Directors of Parent and Merger Sub have, as of the date of this Agreement, determined that the Merger is fair to, and in the best interests of their respective shareholders

      3.18 OTCBB Quotation. Parent's Common Stock is quoted on the OTCBB.

                                   ARTICLE IV
                    CONDUCT SUBSEQUENT TO THE EFFECTIVE DATE

      4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Waiver Date, the Company (which for the purposes of this Article 4 shall include the Company and each of its subsidiaries) and Parent (which for the purposes of this Article 4 shall include Parent and each of its subsidiaries) agree, except to the extent that the other of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of the Company and Parent will promptly notify the other of any material event involving its business or operations. No information or knowledge obtained in any investigation will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. In addition, except as permitted by the terms of this Agreement, without the prior written consent of the other, neither the Company nor Parent shall do any of the following, and neither the Company nor Parent shall permit its subsidiaries to do any of the following, nor take, or cause or permit to be taken, any other action that would be reasonably likely to have the effect of causing any of its respective representatives or warranties contained in this Agreement to become untrue if such representation or warranty were deemed made at the time such action is taken:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans, without authorization of the Board of Directors of Parent;

            (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan, without authorization of the Board of Directors of Parent;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights or the Parent IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business consistent with past practice, without authorization of the Board of Directors of Parent;

            (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, without authorization of the Board of Directors of Parent;

            (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof, without authorization of the Board of Directors of Parent;

            (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Company Stock or Parent Common Stock, as the case may be, pursuant to the exercise of stock options therefore outstanding as of the date of this Agreement, (ii) the grant of options to purchase shares of Company Stock or Parent Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof, (iii) shares of Company Stock or Parent Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), and (iv) shares of Company Stock or Parent Common Stock, as the case may be, issuable to participants in the Parent Purchase Plan or the Company Purchase Plan consistent with past practice and the terms thereof, without authorization of the Board of Directors of Parent;

            (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries), except as required for the implementation of this Agreement;

            (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or Parent, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances, without authorization of the Board of Directors of Parent;

            (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company or Parent, as the case may be, except in the ordinary course of business consistent with past practice, without authorization of the Board of Directors of Parent;

            (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or Parent, as the case may be, or guarantee any debt securities of others, without authorization of the Board of Directors of Parent;

            (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedure, without authorization of the Board of Directors of Parent s;

            (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business, without authorization of the Board of Directors of Parent;

            (m) Make any grant of exclusive rights to any third party, without authorization of the Board of Directors of Parent;

            (n) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests, except as by mutual Agreement between the parties hereto; or

            (o) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (n) above, provided however that nothing in this Article IV shall be construed to limit or impair Parent's ability or willingness to sell its securities to private investors prior to the Binding Date.

      4.2 OTCBB Quotation. Parent shall continue the quotation of its Common Stock on the OTCBB during the term of this Agreement. Parent shall take all reasonable steps to maintain the quotation of its Common Stock on the OTCBB.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1 Other Filings; Board Recommendations.

            (a) As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials.

      5.2 Confidentiality. As used in this Agreement, "Confidential Information" means all nonpublic information disclosed by the one party or its agents to the other or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential or otherwise provided in connection with this Agreement. Confidential Information includes, without limitation (i) nonpublic information relating the Company's, Parent's or Merger Sub's business, technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and
(ii) information provided by one party to the other party that is not in the public domain. The parties to this Agreement may use Confidential Information only in pursuance of its consummation of this Agreement. Except as expressly provided in this Agreement, each party will not disclose Confidential Information to any person or entity without the other party's prior written consent. Each party will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature.

      5.3 No Solicitation.

            (a) Restrictions on Parent.

                  (i) From and after the date of this Agreement until the earlier of the Waiver Date or termination of this Agreement pursuant to its terms, Parent and its subsidiaries shall not, without authorization of the Board of Directors of Parent or it's authorized representative, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than the Company and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Parent to, or afford any access to the properties, books or records of Parent to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than the Company and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Parent. Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement), (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a
Schedule 13G with respect thereto and only for so long as such person or group continues to be eligible to report its beneficial ownership of such capital stock on Schedule 13G); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent will (i) notify the Company as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify the Company of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.3(a), from and after the date of this Agreement until the earlier of the Effective Date and termination of this Agreement pursuant to its terms, Parent and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than the Company); provided, however, that nothing herein shall prohibit Parent's Board of Directors from taking and disclosing to Parent's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

                  (ii) Notwithstanding the provisions of paragraph (a)(i) above, prior to the Effective Date, Parent may, to the extent the Board of Directors of Parent determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (a)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to Parent in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Parent in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of Parent (a "PARENT SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a)(i) above, in connection with a possible Acquisition Proposal, Parent may refer any third party to this Section 5.3(a) or make a copy of this
Section 5.3(a) available to a third party.

            (b) Restrictions on the Company.

      From and after the date of this Agreement until the earlier of the Effective Date or termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.3(b), from and after the date of this Agreement until the earlier of the Effective Date and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent); provided, however, that nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

      5.4 Public Disclosure. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq.

      5.5 Legal Requirements. Each of Parent, Merger Sub and the Company will use its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Parent will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company will use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

      5.6 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.7 Notification of Certain Matters. Parent and Merger Sub will give prompt notice to the Company, and the Company will give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Date such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      5.8 Reasonably Commercial Efforts and Further Assurances. Subject to the respective rights and obligations of Parent and the Company under this Agreement, each of the parties to this Agreement will use its reasonably commercial efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither Parent nor the Company nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

      5.9 Board of Directors and Certain Officers of the Combined Company.

            (a) The Board of Directors of Parent will take all actions necessary to cause the Board of Directors of Parent and the Surviving Corporation, immediately after the Effective Date, to consist of the four (4) persons named in Section 1.5 hereof (the "COMPANY DESIGNEES"). If, prior to the Effective Date, any of the Company Designees or the Parent's designees shall decline or be unable to serve as a director of Parent or the Surviving Corporation, the Company (if such person was designated by the Company) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

            (b) The Board of Directors of Parent will take all actions necessary to cause the officers of Parent and the Surviving Corporation, immediately after the Effective Date, to include the persons named in Section 1.5 hereof.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

            (a) Stockholder and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company and the Merger Sub.

            (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) OTCBB Quotation. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for quotation on the OTCBB upon official notice of issuance.

      6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Date, except in such cases (other than the representations in Sections 3.2, 3.3 and 3.19) where the failure to be so true and correct would not have a Material Adverse Effect on Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chairman of the Board of Directors of Parent. Such certificate shall also certify the about of liabilities incurred by Parent from July 1, 2005 until the Closing Date, which amount of liabilities shall be acceptable to the Company, in its sole discretion.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

            (c) Legal Opinion. The Company shall have received the legal opinion from The Otto Law Group, PLLC, legal counsel to Parent, opining, in principal part, that Parent and Merger Sub are validly existing and duly organized in the State of Nevada and the State of Washington and that all shares of Preferred Stock to be issued by Parent pursuant to this Agreement is validly existing, duly authorized and non-assessable.

            (d) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

            (e) Appointment of Directors. The persons named in Section hereof shall have been appointed to the Board of Directors of the Company effective not later than the Effective Date as evidenced by way of resolution of the Board of Directors of Parent in a form acceptable to the Company in the Company's sole discretion and be the only directors of Parent at such time.

            (f) Liabilities. Parent shall not have more than $________ in liabilities as of _________.

            (g) Certificate of Designation. The Company shall have approved in writing the form of Certificate of Designation containing the rights and preferences of the shares of Preferred Stock, if any, to be issued to the Company pursuant to this Agreement, which Certificate of Designation shall be filed with the Secretary of State of the State of Nevada prior to the Effective Date.

            (h) Certificate of Merger. The Company shall have approved in writing the form of Certificate of Merger which shall, pursuant to this Agreement, be filed with the Secretary of State of the State of Nevada and the State of Washington.

      6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Date, except in such cases (other than the representations in Sections 2.2, 2.3 and 2.19) where the failure to be so true and correct would not have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the President and Chief Executive Officer and the Chief Financial Officer of the Company.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Date, and the Parent shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Executive Officer and the Chief Financial Officer of the Company.

            (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

                                  ARTICLE VII
                       CANCELLATION, AMENDMENT AND WAIVER

      7.1 Cancellation. This Merger may be unwound at any time prior to the Waiver Date, whether before or after approval of the Merger by the stockholders of the Company or the before or after approval of the issuance of Parent Common Stock in connection with the Merger by the shareholders of Parent:

            (a) By mutual written consent duly authorized by the Boards of Directors of Parent;

            (b) By either the Company or Parent prior to the Waiver Date ; provided, however, that the right to unwind the Merger under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            (c) By either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the companies from actions that such Governmental Entity would otherwise deem legal if not for the Merger or not be legal as a result of the order, decree, ruling or action restraining, enjoining or otherwise prohibiting , which order, decree or ruling is final and nonappealable;

            (d) By either the Company or Parent if any required ratifications of the stockholders of the Company or the shareholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders or shareholders, as the case may be, duly convened therefore or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain shareholder or stockholder ratifications of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

            (e) By the Company, if the Board of Directors of Parent recommends a Parent Superior Proposal to the shareholders of Parent, or if the Board of Directors of Parent shall have withheld, withdrawn or modified in a manner adverse to the Company its recommendation in favor of approving the issuance of the shares of Parent Common Stock by virtue of the Merger;

            (f) By the Company, upon a breach of any material representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable prior to the Waiver Date by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(g) provided Parent continues to exercise such commercially reasonable efforts to cure such breach; or

            (g) By Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable prior to the Waiver Date by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) provided the Company continues to exercise such commercially reasonable efforts to cure such breach. 7.2 Notice of Termination; Effect of Termination.

            (i) By the Company if at any time prior to the Effective Date (including any extension of the Effective Date) if Parent looses the quotation of its Common Stock on the OTCBB.

      7.2 Notice of Cancellation; Effect of Cancellation. Any cancellation of this Merger under Section 7.1 above will be effective immediately upon the delivery of written notice of the canceling party to the other parties hereto, subject to any rights to cure if cancellation is based on a material breach or defect of the obligations set forth herein. In the event of the cancellation of this Merger as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and
Article 8, each of which shall survive the cancellation of this Merger, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No cancellation of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive cancellation of this Agreement in accordance with their terms.

      7.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Date, and only the covenants that by their terms survive the Effective Date shall survive the Effective Date.

      8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

            (a) If to Parent or Merger Sub, to:

                The Otto Law Group, PLLC
                601 Union Street, Suite 4500
                Seattle, WA 98101
                Attention: David M. Otto, Esq.
                Telephone No.:  (206) 262-9545
                Telecopy No.:    (206) 262-9513

            (b) If to the Company, to:

                Insert.

            (c) With copy to:

                Insert.

      8.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be "deemed to include" all direct and indirect subsidiaries of such entity. References herein to "Sections" are references to Sections hereof unless otherwise stated herein.

      8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the confidentiality agreement herein contained in Section 5.2 hereof shall continue in full force and effect until the Closing and shall survive any termination of this Agreement for a period of five (5) years; and (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise provided herein.

      8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Superior Court of King County State of Washington, and the federal district court for the Western District of Washington, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

      8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11 Definition of "Knowledge". Wherever used in this Agreement, the term "KNOWLEDGE" shall mean the actual knowledge of: (a) in the case of the Company, its (i) President and Chief Executive Officer, (ii) Executive Vice President and Chief Financial Officer and (iii) other Executive Vice Presidents; and (b) in the case of Parent and Merger Sub, Parent's (i) Chief Executive Officer, (ii) President and Chief Operating Officer and (iii) Chief Financial Officer.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                  TECHALT, INC.


                                  By: /s/  David M. Otto
                                      ------------------------------------------
                                  Name:    David M. Otto
                                  Title:   Chairman and Secretary


                                  TECHALT ACQUISITION CORPORATION


                                  By: /s/  David M. Otto
                                      ------------------------------------------
                                  Name:    David M. Otto
                                  Title:   Director and Secretary


                                  CYPHER WIRELESS, INC.


                                   By: /s/ Federico Pacquing
                                       -----------------------------------------
                                   Name:   Federico Pacquing
                                   Title:  CEO